EXHIBIT 4.4

Description of Registrant’s Securities

As of March 31, 2024, BT Brands, Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock; and (2) Warrants.

The following is a description of our common stock, warrants, and certain material provisions of Delaware law, our Certificate of Incorporation, as amended, and our Bylaws, as amended. The following is only a summary and is qualified by applicable law, our Certificate of Incorporation, as amended, and our Bylaws. Copies of our Certificate of Incorporation, as amended, and our Bylaws, as amended are included as exhibits to the Report of which this Exhibit is a part.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities and after the satisfaction of any liquidation preference owed to the holders of any preferred stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Warrants

Each warrant entitles the registered holder to purchase one share of common stock at a price of $5.50 per share, subject to adjustment as discussed below, at any time until expiration. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our merger on August 9, 2019, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”(defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the five trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the warrants for redemption (excluding certain warrants), in whole and not in part, at a price of $0.01 per warrant.

•	upon not less than 30 days’ prior written notice of redemption to the warrant holders; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.25

•	at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

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if, and only if, the reported last sale price of the shares of common stock equals or exceeds $8.25 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for 20 consecutive trading days ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws and we are unable to effect such registration or qualification, subject to our obligation in such case to use our best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in this offering.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrant by (y) the fair market value. The “fair market value” shall mean the volume weighted average trading price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

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The number of warrants outstanding, and the exercise price of those warrants, will be adjusted proportionately in the event of a reverse or forward stock split of our common stock, a recapitalization or reclassification of our common stock, payment of dividends or distributions in common stock to our common stockholders, or similar transactions. In the event that the Company effects a rights offering to its common stock holders or a pro rata distribution of its assets among its common stock holders, then the holder of the warrants will have the right to participate in such distribution and rights offering to the extent of their pro rata share of the Company’s outstanding common stock assuming they owned the number of shares of common stock issuable upon the exercise of their warrants. In the event of a “fundamental transaction” by the Company, such as a merger or consolidation of it with another company, the sale or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions, a purchase offer, tender offer or exchange offer, or any reclassification, reorganization or recapitalization of the Company’s common stock, then the warrant holder will have the right to receive, for each share of common stock issuable upon the exercise of the warrant, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration payable as a result of the fundamental transaction, that would have been issued or conveyed to the warrant holder had the holder exercised the warrant immediately preceding the closing of the fundamental transaction. In lieu of receiving such common stock and additional consideration in the fundamental transaction, the warrant holder may elect to have the Company or the successor entity purchase the warrant holder’s warrant for its fair market value.

We will promptly notify the warrant holders in writing of any adjustment to the exercise price or to the number of the outstanding warrants, declaration of a dividend or other distribution, a special non-recurring cash dividend on or a redemption of the common stock, the authorization of a rights offering, the approval of the stock holders required for any proposed reclassification of the common stock, a consolidation or merger by the Company, sale of all or substantially all of the assets of the Company, any compulsory share exchange, or the authorization of any voluntary or involuntary dissolution, liquidation, or winding up of the Company.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. In addition, holders of the warrants are not entitled to net cash settlement and the warrants may only be settled by delivery of shares of our common stock and not cash. Under the terms of the warrant agent agreement, we have agreed to use commercially reasonable efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants.

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